Exhibit 99

P. O. BOX 10 • MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK          Fax:740/633-1448
We are United to Better Serve You
PRESS RELEASE
United Bancorp, Inc.
201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	James W. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6120	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com
FOR IMMEDIATE RELEASE: 3:00 PM          July 15, 2009

Subject:	United Bancorp, Inc. Reports Earnings of $0.32 Per Share for the Six Months Ended June 30, 2009
MARTINS FERRY, OHIO ♦ ♦ ♦ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported earnings of $1,473,000 for the six months ended June 30, 2009, compared to $1,928,000 for the six months ended June 30, 2008, a decrease of 23.6%. On a per share basis, the Company’s six months diluted earnings were $0.32 for 2009, as compared to $0.42 for 2008, a decrease of 23.8%.
Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “The Company’s six months earnings in 2009 generated an annualized 0.65% return on average assets (“ROA”) and an 8.66% return on average equity (“ROE”), compared to 0.88% ROA and 11.42% ROE for the first six months in 2008. Comparing the six month period ending June 30, 2009 to 2008, the Company’s net interest margin was 4.00% compared to 3.96% and generated an increase of approximately $190,000 in net interest income. Comparing the same periods, Service Charge Income on deposits increased $84,000. On the expense side, the Company’s six months 2009 earnings were affected by a period over period increase of $308,000 in FDIC Insurance Premiums; a $589,000 increase in all other noninterest expenses mostly relating to our expansion into three new banking offices acquired on September 19, 2008 from the FDIC; a $95,000 increase in our Provision for Loan Losses and a $76,000 write down of the Company’s servicing asset for its secondary market fixed rate mortgage program due to the current low interest rate environment and the related accelerating payoff of loan balances. Although the Company’s earnings have decreased, we are confident the 2009 results of operations for the six months will compare very favorably with our peers in the banking industry.”
James W. Everson, Chairman, President and Chief Executive Officer stated, “Our budget process continues to tell us we are going to have a good year in 2009, but not another record year as last year. Now knowing the $225,000 FDIC Special Assessment that was levied on us June 30th, we have down-graded our earnings projections from $0.70 per share to $0.65 per share for 2009. Our projected earnings and our liquidity of over $51.0 million being maintained in lower yielding, short term investments both project positively on meeting loan growth and future shareholder return. With our positive marketing programs, strong capital position, good reserves and great liquidity, along with our expanding number of Citizens Savings Bank Team members, we are out there on a daily basis in the communities we serve through our twenty banking offices, doing what we know best.....making loans and supporting our communities with conservative hometown banking practices. And most importantly, we are doing all this without having received any government “bailout” money!”
United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $450.8 million and total shareholder’s equity of approximately $33.6 million as of June 30, 2009. Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison,

Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.
Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. (“UBCP”)

	For the Three Months Ended June 30,		%
	2009	2008	Change
Earnings
Total interest income	$5,860,498	$6,482,403	-9.59%
Total interest expense	2,027,504	2,517,175	-19.45%

Net interest income	3,832,994	3,965,228	-3.33%
Provision for loan losses	333,338	395,407	-15.70%
Service charges on deposit accounts	574,123	510,863	12.38%
Net realized gains of sales on securities	25,469	—
Net realized gains on sale of loans	36,707	45,138	18.68%
Impairment loss on servicing asset	(75,721)	—
Net realized gains on sale of other real estate and repossessions	36,396	—
Other noninterest income	216,027	202,682	6.58%
Total noninterest income	813,001	758,683	7.16%
FDIC Insurance Premium Additional Assessment	225,000	—
Noninterest expense (excluding FDIC Additional Assessment)	3,342,390	3,002,779	11.31%
Total noninterest expense	3,567,390	3,002,779	18.80%
Income tax expense	73,000	300,300	-75.69%

Net income	$672,267	$1,025,425	-34.44%

Per share
Earnings per common share — Basic	$0.15	$0.22	-31.82%
Earnings per common share — Diluted	0.15	0.22	-31.82%
Cash dividends paid	0.14	0.13	7.69%
Shares Outstanding
Average — Basic	4,610,248	4,579,773	—
Average — Diluted	4,610,248	4,579,934	—

For the Six Months Ended June 30,	%
2009	2008	Change
Earnings
Total interest income	$11,773,813	$13,142,043	-10.41%
Total interest expense	4,100,987	5,659,689	-27.54%

Net interest income	7,672,826	7,482,354	2.55%
Provision for loan losses	657,842	563,342	16.77%
Service charges on deposit accounts	1,086,160	1,001,898	8.41%
Net realized gains of sales on securities	25,469	—
Net realized gains on sale of loans	49,677	58,866	-15.61%
Impairment loss on servicing asset	(75,721)	—
Net realized gains (losses) on sale of Other real estate and repossessions	78,896	3,380	2234.20%
Other noninterest income	437,728	449,950	-2.72%
Total noninterest income	1,602,209	1,514,094	5.82%
FDIC Insurance Premium Additional Assessment	225,000	—
Noninterest expense (excluding FDIC Additional Assessment)	6,651,763	5,979,544	11.24%
Total noninterest expense	6,876,763	5,979,544	15.00%
Income tax expense	267,500	525,107	-49.06%

Net income	$1,472,930	$1,928,455	-23.62%

Per share
Earnings per common share — Basic	$0.32	$0.42	-23.81%
Earnings per common share — Diluted	0.32	0.42	-23.81%
Cash dividends paid	0.28	0.26	7.69%
Book value (end of period)	7.27	7.08	2.68%
Shares Outstanding
Average — Basic	4,606,728	4,575,930	—
Average — Diluted	4,606,728	4,576,075	—
At quarter end
Total assets	$450,839,479	$426,987,217	5.59%
Total assets (average)	450,728,000	440,795,000	2.25%
Other real estate and repossessions (“OREO”)	988,550	500,716	97.43%
Gross loans	239,238,329	234,431,991	2.05%
Allowance for loan losses	3,291,139	2,870,284	14.66%
Net loans	235,947,190	231,561,707	1.89%
Non-accrual loans	6,576,002	4,483,000	46.69%
Net loans charged off	137,064	140,000	-2.10%
Average loans	238,221,000	234,265,000	1.69%
Securities and other restricted stock	130,002,300	157,913,876	-17.68%
Total deposits	344,910,032	321,917,163	7.14%
Shareholders’ equity	33,589,757	32,469,372	3.45%
Shareholders’ equity (average)	34,011,000	33,780,000	0.68%
Stock data
Market value — last close (end of period)	$7.90	$9.74	-18.89%
Dividend payout ratio	87.50%	61.90%	25.60%
Price earnings ratio	12.15	x	11.60	x	4.74%
Key performance ratios
Return on average assets (ROA)	0.65%	0.88%	-0.23%
Return on average equity (ROE)	8.66%	11.42%	-2.76%
Net interest margin (federal tax equivalent))	4.00%	3.96%	0.04%
Interest expense to average assets	1.82%	2.57%	-0.75%
Total allowance for loan losses to nonaccrual loans	50.05%	64.03%	-13.98%
Total allowance for loan losses to total loans	1.38%	1.22%	0.16%
Nonaccrual loans to total loans	2.75%	1.91%	0.84%
Nonaccrual loans and OREO to total assets	1.68%	1.17%	0.51%
Net charge-offs to average loans	0.12%	0.12%	—
Equity to assets at period end	7.45%	7.60%	-0.15%